Exhibit 99.3

STOCK SUBSCRIPTION AGREEMENT

This STOCK SUBSCRIPTION AGREEMENT, dated as of January 17, 2013 (this “Agreement”), is by and among Data Center Investments Holdco LLC, a Delaware limited liability company (“Holdco”), CyrusOne Inc., a Maryland corporation (the “Corporation”), CyrusOne GP, a Maryland statutory trust (the “General Partner”), and CyrusOne LP, a Maryland limited partnership (the “Operating Partnership”).

WHEREAS, the Corporation plans to issue and sell shares of common stock, $0.01 par value per share (“Common Stock”), having a maximum aggregate offering price of up to $375,000,000 (inclusive of any underwriters’ over-allotment option (the “Over-Allotment Option”)) in an initial public offering (the “IPO”);

WHEREAS, the Corporation has incurred $7,111,302 in intercompany debt (the “Debt”) in connection with certain expenses related to the IPO that have been incurred by Holdco on behalf of the Corporation; and

WHEREAS, effective upon the effectiveness of the OP Agreement (as defined below), Holdco owns 19,624,537.71 common units of partnership interest (the “OP Units”) in the Operating Partnership.

NOW, THEREFORE, for good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.           The Corporation shall issue to Holdco, simultaneously with the consummation of the IPO, 374,279 shares of Common Stock with an aggregate value of $7,111,302, which number of shares of Common Stock was determined based on the $19.00 public offering price per share of Common Stock in the IPO, in consideration of the full satisfaction of the Debt.

2.           Simultaneously with the consummation of the IPO and the effectiveness of the Amended and Restated Agreement of Limited Partnership of the Operating Partnership in effect at the closing of the IPO (the “OP Agreement”), Holdco offers to acquire, and the Corporation agrees to issue, 1,515,721 shares of Common Stock to Holdco, in exchange for the redemption of 1,515,721 OP Units held by Holdco which, together with the shares of Common Stock issued to Holdco in Section 1 above, will equal 9.74 percent of the outstanding shares of Common Stock, in accordance with the terms of the OP Agreement.

3.           Upon the exercise of any Over-Allotment Option, Holdco shall have the right to acquire, and the Corporation agrees to issue, such additional shares of Common Stock in exchange for the redemption of OP Units held by Holdco so that Holdco continues to own 9.74 percent of the outstanding shares of Common Stock, in accordance with the terms of the OP Agreement, as in effect at that time.

4.           The number of OP Units to be exchanged pursuant to Section 3 hereof shall equal the product of (a) the number of shares of Common Stock to be issued and (b) the Adjustment Factor (as defined in the OP Agreement).

5.           The Corporation represents and warrants that, when issued and delivered by the Corporation in accordance with this Agreement, such shares of Common Stock will be validly issued, fully paid and nonassessable.  The Corporation and the General Partner consent to the transactions contemplated by this Agreement and waive any requirement of the delivery of a legal opinion in connection with such transactions.

6.           This Agreement may be executed in one or more counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

7.           This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Maryland without regard to principles of conflict of laws.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date hereof

DATA CENTER INVESTMENTS HOLDCO LLC

By:	/s/ Kurt A. Freyberger
Name: Kurt A. Freyberger
Title: Chief Financial Officer

CYRUSONE INC.

By:	/s/ Kimberly H. Sheehy
Name: Kimberly H. Sheehy
Title: Chief Financial Officer and Treasurer

CYRUSONE LP

By:	CYRUSONE GP, it general partner

By:	/s/ Kimberly H. Sheehy
Name: Kimberly H. Sheehy
Title: Chief Financial Officer and Treasurer

CYRUSONE OP

By:	/s/ Kimberly H. Sheehy
Name: Kimberly H. Sheehy
Title: Chief Financial Officer and Treasurer